EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Joe R. Cooper
Vice President Treasurer
614-278-6622

BIG LOTS REPORTS SECOND QUARTER 2003 RESULTS;
AFFIRMS THIRD AND FOURTH QUARTER GUIDANCE

COMPANY EXPECTS TO SETTLE CLASS ACTION LAWSUITS

Columbus, Ohio – August 20, 2003 – Big Lots, Inc. (NYSE: BLI) today reported a second quarter net loss of $8.0 million, or $0.07 per share, compared to net income of $3.2 million in the second quarter of fiscal 2002, or $0.03 per share. Excluding a one-time after-tax charge of $6.4 million related to the settlement of class action lawsuits discussed in more detail later in this release, the Company’s second quarter of fiscal 2003 net loss was $1.6 million, or $0.01 per share. Year to date net income was $2.2 million, or $0.02 per share, compared to net income of $15.4 million, or $0.13 per share, during the same twenty-six week period of fiscal 2002. Excluding the one-time charge, year to date fiscal 2003 net income was $8.6 million, or $0.07 per share.

For the thirteen-week quarter ended August 2, 2003, the Company reported net sales of $949.3 million, an 8.0% increase compared to net sales of $879.3 million for the second quarter of fiscal 2002. Comparable store sales for stores open two years at the beginning of the fiscal year were up 3.4% for the quarter behind a 2.3% increase in customer transactions and a 1.1% increase in the value of the average basket. The planned elimination of one advertising circular during May reduced comparable store sales for the quarter by an estimated 1%. On a year to date basis, net sales increased 6.4% to $1,897.7 million compared to $1,783.4 million in fiscal 2002. Comparable store sales increased 2.2% for the year to date period with customer transactions increasing 1.2% and the value of the average basket increasing 1.0%.

Commenting on the results, Michael J. Potter, Chairman and Chief Executive Officer, stated, “We are pleased with sales results for the quarter as comps increased 3.4% on top of last year’s record 12.4% increase. As expected, customer counts accelerated as we moved through the quarter and finished up 2.3%. This improving trend is attributable to the positive and compounding impact of our key initiatives, better productivity from our advertising circulars, and strong customer response to branded closeout merchandise in key categories such as consumables and hardlines. Sales momentum has continued into August as we have delivered on plan sales through the first two weeks with the majority of the comp coming from increased customer transactions.”

Mr. Potter continued, “Earnings for the second quarter were at the high end of our expectations, excluding the impact of the one-time charge. As expected, the gross margin rate for the quarter compared to last year was down 60 basis points to 41.3%, principally due to markdowns related to the promotion of spring decorative merchandise. As communicated in our April sales release, harsh winter weather and late deliveries due to the west coast port dispute resulted in below plan sales of this

[BIG LOTS LOGO]	Shareholder Relations Department 300 Phillipi Road Columbus, Ohio 43228-5311 Phone: (614) 278-6622 Fax: (614) 278-6666 E-mail: aschmidt@biglots.com seasonal product in the first quarter. Consequently, we decided to aggressively promote this category in the second quarter to begin the second half of the year with a fresh seasonal inventory assortment. Expenses continue to be on plan and well managed. Consistent with first quarter results and second quarter guidance, expenses as a percent of sales increased slightly in the first half of this year as we invested in such key initiatives as national advertising, store remodels, and expansion of our furniture business. The second half of 2003 guidance calls for favorable expense leverage as the level of investment spending compared to last year slows and the expected sales benefit builds.”

Mr. Potter added, “We continue to focus on improving the strength of the balance sheet and reducing net debt, which was down $48 million compared to the prior year. Inventories were $820 million as of the end of the quarter, down 2% on a per store basis. We continue to be disciplined in the management of our inventories, driving improved inventory turns and maintaining the flexibility in our open-to-buy to take advantage of great closeout opportunities.”

Commenting on the Company’s key business initiatives, Mr. Potter stated, “Year to date, our initiatives have delivered planned levels of sales and earnings and are on track to meet our full year guidance. In April of this year, we launched our first ever national television advertising campaign. While still early in the year, the incremental sales and customer count increases are slightly ahead of plan, and driving sales growth in markets such as Chicago, Dallas, Miami, and San Francisco. Through the first two quarters, sales and earnings from our furniture expansion program are on plan as we have opened 87 new furniture departments within our closeout stores and expanded the square footage allocated to furniture in another 183 existing stores. The construction of our fifth distribution center in Durant, OK is proceeding well and we are on schedule to begin shipping merchandise in the first quarter of 2004. And with the re-grand opening of 33 stores last week, we have now completed our 2003 program with the remodel of 211 stores this year. While the incremental sales lifts in markets such as Atlanta and Pittsburgh have met our expectations, the total sales impact of this year’s program has slightly missed our plan, principally due to lost sales during the period the store is being remodeled. With this year’s remodel phase completed as we head into the fall selling season, the stores look great, and customer response has been positive.”

Mr. Potter concluded, “We are encouraged by sales trends as we begin the third quarter. The compounding nature of our business initiatives, our strong branded offering in need-based consumables, and the shift in our seasonal assortment toward more basic items leaves us well positioned to drive meaningful sales and earnings improvement in the second half of this year. Our team remains focused on executing our initiatives to expand our customer base and drive sustainable long-term business growth.”

The Company also announced today that it has reached a preliminary agreement to settle two California class action lawsuits relating to the calculation of earned overtime wages for certain of the Company’s former and current store managers and assistant store managers in that state. Each of the lawsuits was filed by plaintiffs who are current or former store managers or assistant store managers on behalf of themselves and other similarly situated store managers and assistant store managers. The lawsuits alleged that the Company improperly classified such employees as exempt under California’s wage and hour laws. The recent settlement, which addresses claims dating back to 1996 and is still subject to court approval, fully resolves all claims brought by the plaintiffs in these California lawsuits. Big Lots will make a cash settlement payment of $10 million to cover claims by eligible class members, attorneys’ fees and costs of the class members, costs to a third-party administrator and

[BIG LOTS LOGO]	Shareholder Relations Department 300 Phillipi Road Columbus, Ohio 43228-5311 Phone: (614) 278-6622 Fax: (614) 278-6666 E-mail: aschmidt@biglots.com applicable employer payroll taxes. The Company does not expect the settlement to have a material impact on its cost structure going forward.

Commenting on the settlement, Charles W. Haubiel II, Vice President, General Counsel and Corporate Secretary stated, “While we deny all liability in these cases, the Company has agreed to the settlement in order to resolve all of the Plaintiffs’ claims without engaging in protracted litigation. Big Lots is one of numerous companies that have faced this type of class action lawsuit in California in recent years. Given the unique aspects of California wage and hour laws, which differ significantly from Federal and other state laws, we believe this settlement was the best solution for Big Lots.”

While the matter is still subject to final court approval, the Company believes the liability is both probable and can be reasonably estimated. Accordingly, a one-time after-tax charge of $6.4 million was recorded in the second quarter of 2003, reducing second quarter earnings per share by $0.06.

Additionally, the Company announced today it has reached a preliminary agreement to settle a national class action lawsuit relating to certain advertising practices of KB Toys. The KB Toy Division was sold by the Company on December 7, 2000. The lawsuit alleged that KB Toys improperly used comparative pricing in its advertisements. The settlement, which is still subject to court approval, calls for the payment of certain attorneys’ fees and administrative expenses, discounts to be provided to KB customers and a potential toy donation to national charities. The total value of the settlement as preliminarily approved by the court is estimated to be approximately $4.0 million. It remains unclear as to what portion of the costs associated with the settlement, if any, will be the responsibility of the Company. However, in the event the Company is found to be ultimately responsible for any or all of the settlement amount, the cost will be recorded by the Company as a charge to discontinued operations.

The Company affirmed its third quarter guidance of a loss of $0.03 per share from continuing operations to earnings per share from continuing operations of $0.01. Comparable store sales in the third quarter are expected to increase in the mid-single digit range with total sales increasing in the high-single digit range. Comparable store sales are expected to increase in the mid-single digit range in each of the months of August, September, and October.

The Company also affirmed its fourth quarter earnings and comparable store sales estimates. Fourth quarter earnings per share estimates from continuing operations of $0.64 to $0.69 are based on a mid-single digit comparable store sales increase. The fourth quarter guidance reflects earnings per share growth of 12%-21% over the fourth quarter of fiscal 2002.

Finally, the Company announced it has amended its revolving credit agreement with unanimous approval from its bank group. The amendment not only extends the maturity one year to May, 2005, it also reduces the size of the facility from $358.6 million to $300 million to better match the facility size with the liquidity needs of the Company and minimize facility fees.

Big Lots, Inc. will host a conference call at 8:30 a.m. EDT today, to discuss the Company’s financial results. The Company invites you to listen to the live webcast of the conference call. The Company is hosting the live webcast at www.biglots.com.

[BIG LOTS LOGO]	Shareholder Relations Department 300 Phillipi Road Columbus, Ohio 43228-5311 Phone: (614) 278-6622 Fax: (614) 278-6666 E-mail: aschmidt@biglots.com

If you are unable to join the live webcast, an archive of the call will be available at www.biglots.com in the Investor Relations section of our Website two hours after the call ends and will remain available through midnight on Wednesday, September 3. A replay of the call will be available beginning August 20 at 12:00 noon (EDT) through September 3 at midnight by dialing: (800) 475-6701 (United States) or (320) 365-3844 (International). The access number is 695274.

Big Lots, Inc. (NYSE: BLI) is the nation’s largest broadline closeout retailer. The Company operates a total of 1,404 closeout stores in 45 states operating as BIG LOTS and BIG LOTS FURNITURE. Wholesale operations are conducted through BIG LOTS WHOLESALE, CONSOLIDATED INTERNATIONAL, WISCONSIN TOY and with purchasing at www.biglotswholesale.com. The Company’s website is located at www.biglots.com. Investors can monitor the progress of company sales weekly by calling (614) 870-2095.

Cautionary Statement for Purposes of “Safe Harbor” Provisions of the Securities Litigation Reform Act of 1995

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. The Company wishes to take advantage of the “safe harbor” provisions of the Act.

This release, as well as other verbal or written statements or reports made by or on the behalf of the Company, may contain or may incorporate material by reference which includes forward-looking statements within the meaning of the Act. Statements, other than those based on historical facts, which address activities, events, or developments that the Company expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), business strategy, expansion and growth of the Company’s business and operations, and other similar matters are forward-looking statements, which are based upon a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. The words “believe,” “anticipate,” “project,” “plan,” “expect,” “estimate,” “objective,” “forecast,” “goal,” “intend,” “will likely result,” or “will continue” and similar expressions generally identify forward-looking statements. Although the Company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions within the bounds of its knowledge of its business, actual events and results may materially differ from anticipated results described in such statement.

The Company’s ability to achieve such results is subject to certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include: sourcing and purchasing merchandise; the cost of the merchandise; economic and weather conditions which affect buying patterns of the Company’s customers; changes in consumer spending and consumer debt levels; inflation; the Company’s ability to anticipate buying patterns and implement appropriate inventory strategies; continued availability of capital and financing; competitive pressures and pricing pressures; the Company’s ability to comply with the terms of its credit facilities (or obtain waivers for non-compliance); interest rate fluctuations; transportation and distribution delays or interruptions, including, but not limited to, the impact of the recent management

[BIG LOTS LOGO]	Shareholder Relations Department 300 Phillipi Road Columbus, Ohio 43228-5311 Phone: (614) 278-6622 Fax: (614) 278-6666 E-mail: aschmidt@biglots.com lockout of the West Coast dockworkers and any ongoing work slowdown on the economy and on the Company’s ability to receive inventory; fuel price fluctuations; interruptions in suppliers’ businesses; costs and potential problems and interruptions associated with implementation of new or upgraded systems and technology; a deterioration in general economic conditions caused by acts of war or terrorism; delays associated with constructing, opening and operating new stores; and other risks described from time to time in the Company’s filings with the Securities and Exchange Commission, in its press releases, and in other communications.

Consequently, all of the forward-looking statements are qualified by these cautionary statements, and there can be no assurance that the results or developments anticipated by the Company will be realized or that they will have the expected effects on the Company or its business or operations.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this report, or to update them to reflect events or circumstances occurring after the date of this report, or to reflect the occurrence of unanticipated events. Readers are advised, however, to consult any further disclosures the Company may make on related subjects in its Forms 10-Q, 8-K and 10-K filed with the Securities and Exchange Commission.

[BIG LOTS LOGO]	Shareholder Relations Department 300 Phillipi Road Columbus, Ohio 43228-5311 Phone: (614) 278-6622 Fax: (614) 278-6666 E-mail: aschmidt@biglots.com

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)

	AUGUST 2	AUGUST 3
	2003	2002

	(Unaudited)	(Unaudited)
ASSETS

Current Assets:

Cash	$25,175	$23,966

Cash equivalents	58,009	10,500

Inventories	819,902	804,370

Deferred income taxes	65,194	85,492

Other current assets	85,703	61,553

Total Current Assets	1,053,983	985,881

Property and equipment — net	576,831	520,091

Deferred income taxes	21,889	23,395

Other assets	21,688	26,214

	$1,674,391	$1,555,581

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:

Accounts payable	$303,374	$248,123

Accrued liabilities	130,422	138,002

Total Current Liabilities	433,796	386,125

Long-term obligations	204,000	204,000

Other liabilities	1,095	1,271

Shareholders’ equity	1,035,500	964,185

	$1,674,391	$1,555,581

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	13 WEEKS ENDED		13 WEEKS ENDED

	AUGUST 2		AUGUST 3
	2003	%	2002	%

	(Unaudited)		(Unaudited)

Net sales	$949,275	100.0	$879,255	100.0

Gross margin	391,641	41.3	368,262	41.9

Selling and administrative expenses	401,179	42.3	358,054	40.7

Operating profit (loss)	(9,538)	(1.0)	10,208	1.2

Interest expense	3,906	0.4	5,139	0.6

Interest income	(272)	(0.0)	(250)	(0.0)

Income (loss) from operations before income taxes	(13,172)	(1.4)	5,319	0.6

Income tax expense (benefit)	(5,203)	(0.5)	2,101	0.2

Net income (loss)	$(7,969)	(0.8)	$3,218	0.4

Income (loss) per common share — basic	$(0.07)		$0.03

Weighted average common shares outstanding	116,754		116,019

Income (loss) per common share — diluted	$(0.07)		$0.03

Weighted average common and common equivalent shares outstanding	117,299		117,466

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	26 WEEKS ENDED		26 WEEKS ENDED

	AUGUST 2		AUGUST 3
	2003	%	2002	%

	(Unaudited)		(Unaudited)

Net sales	$1,897,657	100.0	$1,783,396	100.0

Gross margin	789,753	41.6	746,764	41.9

Selling and administrative expenses	778,097	41.0	711,547	39.9

Operating profit (loss)	11,656	0.6	35,217	2.0

Interest expense	8,711	0.5	10,203	0.6

Interest income	(731)	(0.0)	(481)	(0.0)

Income (loss) from operations before income taxes	3,676	0.2	25,495	1.4

Income tax expense (benefit)	1,452	0.1	10,070	0.6

Net income (loss)	$2,224	0.1	$15,425	0.9

Income (loss) per common share — basic	$0.02		$0.13

Weighted average common shares outstanding	116,616		115,597

Income (loss) per common share — diluted	$0.02		$0.13

Weighted average common and common equivalent shares outstanding	116,791		116,481

Schedule Provided for Informational Purposes Only

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	13 WEEKS ENDED			13 WEEKS ENDED

	AUGUST 2			AUGUST 3
	2003			2002

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

			Prior to
	As Reported	Litigation Charge	Litigation Charge

Net sales	$949,275	$—	$949,275	$879,255

Gross margin	391,641	—	391,641	368,262

Selling and administrative expenses	401,179	10,500	390,679	358,054

Operating profit (loss)	(9,538)	(10,500)	962	10,208

Interest expense	3,906	—	3,906	5,139

Interest income	(272)	—	(272)	(250)

Income (loss) from operations before income taxes	(13,172)	(10,500)	(2,672)	5,319

Income tax expense (benefit)	(5,203)	(4,147)	(1,056)	2,101

Net income (loss)	$(7,969)	$(6,353)	$(1,616)	$3,218

Income (loss) per common share — basic	$(0.07)		$(0.01)	$0.03

Weighted average common shares outstanding	116,754		116,754	116,019

Income (loss) per common share — diluted	$(0.07)		$(0.01)	$0.03

Weighted average common and common equivalent shares outstanding	117,299		117,299	117,466

Schedule Provided for Informational Purposes Only

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	26 WEEKS ENDED			26 WEEKS ENDED

	AUGUST 2			AUGUST 3
	2003			2002

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

			Prior to
	As Reported	Litigation Charge	Litigation Charge

Net sales	$1,897,657	$—	$1,897,657	$1,783,396

Gross margin	789,753	—	789,753	746,764

Selling and administrative expenses	778,097	10,500	767,597	711,547

Operating profit (loss)	11,656	(10,500)	22,156	35,217

Interest expense	8,711	—	8,711	10,203

Interest income	(731)	—	(731)	(481)

Income (loss) from operations before income taxes	3,676	(10,500)	14,176	25,495

Income tax expense (benefit)	1,452	(4,147)	5,599	10,070

Net income (loss)	$2,224	$(6,353)	$8,577	$15,425

Income (loss) per common share — basic	$0.02		$0.07	$0.13

Weighted average common shares outstanding	116,616		116,616	115,597

Income (loss) per common share — diluted	$0.02		$0.07	$0.13

Weighted average common and common equivalent shares outstanding	116,791		116,791	116,481